As filed with the Securities and Exchange Commission on May 1, 2018.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Barrick Gold Corporation
(Exact name of registrant as specified in its charter)

Ontario	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Brookfield Place, TD Canada Trust Tower, Suite 3700
161 Bay Street, P.O. Box 212
Toronto, Canada M5J 2S1
(800) 720-7415
(Address of principal executive offices, including Zip Code)

BARRICK SHARE PURCHASE PLAN
(Full title of the Plan)

C T CORPORATION SYSTEM
111 Eighth Avenue
New York, New York 10011
(Name and address of agent for service)

(212) 894-8940
(Telephone number, including area code, of agent for service)

Copies to:
Andrew J. Pitts
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
(212) 474-1000
Fax: (212) 474-3700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Shares	10,000,000	$13.21(3)	$132,100,000.00(3)	$16,446.45

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of Common Shares stated above, such additional Common Shares that may become issuable as a result of stock splits, stock dividends, recapitalizations or any similar transactions effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Shares in accordance with the provisions of the plan described herein.

(2)
Pursuant to Rule 416 of the Securities Act, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plan in connection with variations in share capital, demergers, special dividends or distributions or similar transactions.

(3)
Estimated pursuant to Rule 457(h) and (c) under the Securities Act, solely for the purpose of computing the registration fee and based upon the average of the high and low prices of the Registrant’s Common Shares on April 24, 2018 as reported on the New York Stock Exchange.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1:   Plan Information.*

Item 2:   Registrant Information and Employee Plan Annual Information.*

*            All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:   Incorporation of Documents by Reference.

The following documents that have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by Barrick Gold Corporation (the “Registrant” or “Barrick”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 40-F (File No. 1-9059) for the fiscal year ended December 31, 2017;

(b) The interim unaudited consolidated financial statements of Barrick for the three months ended March 31, 2018, including consolidated balance sheets as at March 31, 2018, and December 31, 2017, and the consolidated statements of income, comprehensive income and cash flow for the three months ended March 31, 2018, and March 31, 2017, and the consolidated statements of changes in equity for the three months ended March 31, 2018, and March 31, 2017, and the related notes;

(c) Management’s proxy circular, dated March 16, 2018 prepared in connection with the annual meeting of Barrick’s shareholders held on April 24, 2018; and

(d) The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 1-9059) filed with the Commission on February 9, 1987, including any amendment or report for the purpose of updating such description.

In addition, all subsequent filings with the Commission on Form 40-F and Form 6-K filed or furnished by us that are identified in such form as being incorporated by reference into this Registration Statement are incorporated by reference into this Registration Statement as of the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4:    Description of Securities.

Not applicable.

Item 5:   Interests of Named Experts and Counsel.

Each of Rick Sims, Steven Haggarty, Patrick Garretson and Robert Krcmarov is a person who has reviewed or supervised the preparation of information contained or incorporated by reference in this Registration Statement upon which certain scientific and technical information relating to Barrick’s mineral properties is based. As of the date hereof, each of such persons owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of Barrick. Each of Robert Krcmarov, Rick Sims and Steven Haggarty is an officer or employee of Barrick and/or an officer, director or employee of one or more of its associates or affiliates. Patrick Garretson was an employee of Barrick and/or one or more of its associates or affiliates as of the date of the preparation of information contained or incorporated by reference in this Registration Statement upon which certain scientific and technical information relating to Barrick’s mineral properties is based.

Item 6:   Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario) (the “OBCA”), Barrick may indemnify a director or officer of Barrick, a former director or officer of Barrick or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or the other entity on condition that (i) the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. Further, Barrick may, with court approval, indemnify an individual described above in respect of an action by or on behalf of Barrick or another entity to obtain a judgment in its favor, to which the individual is made a party by reason of the individual’s association with Barrick or such other entity described above, against all costs, charges and expenses reasonably incurred by the individual in connection with such action if the individual fulfils condition (i) above. An individual referred to above is entitled to indemnification from Barrick as a matter of right if he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done and fulfils conditions (i) and (ii) above. Barrick has entered into a Memorandum of Agreement with each Barrick director and officer under which Barrick has agreed to indemnify and hold harmless the individual in substantially the same circumstances as outlined in this paragraph.

In accordance with the provisions of the OBCA described above, the by-laws of Barrick provide that, subject to the relevant provisions of the OBCA, Barrick shall indemnify a director or officer of Barrick, a former director or officer of Barrick, or another individual who acts or acted at Barrick’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Barrick or such other entity if the individual acted honestly and in good faith with a view to the best interests of Barrick or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at Barrick’s request.

Barrick also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of the insurance. The policy contains standard industry exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7:   Exemption from Registration Claimed.

Not applicable.

Item 8:   Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Rick Sims.

*23.3	Consent of Steven Haggarty.

*23.4	Consent of Patrick Garretson.

*23.5	Consent of Robert Krcmarov.

*24	Powers of Attorney (included as part of the signature pages).

*99.1	Barrick Share Purchase Plan.

*	Filed herewith.

Item 9:   Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on May 1, 2018.

BARRICK GOLD CORPORATION

By:	/s/ Richie Haddock
Name: Richie Haddock
Title: Senior Vice-President and General Counsel

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richie Haddock, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Kelvin P.M. Dushnisky		May 1, 2018
Kelvin P.M. Dushnisky	President and Director (Principal Executive Officer)

/s/ Catherine Raw		May 1, 2018
Catherine Raw	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John L. Thornton	Executive Chairman and Director	May 1, 2018
John L. Thornton

/s/ Julie Robertson	Vice President and Controller (Principal Accounting Officer)	May 1, 2018
Julie Robertson

/s/ María I. Benítez	Director	May 1, 2018
María I. Benítez

/s/ Gustavo A. Cisneros	Director	May 1, 2018
Gustavo A. Cisneros

/s/ Graham G. Clow	Director	May 1, 2018
Graham G. Clow

/s/ J. Michael Evans	Director	May 1, 2018
J. Michael Evans

/s/ Brian L. Greenspun	Director	May 1, 2018
Brian L. Greenspun

/s/ J. Brett Harvey	Director	May 1, 2018
J. Brett Harvey

/s/ Patricia A. Hatter	Director	May 1, 2018
Patricia A. Hatter

/s/ Nancy H.O. Lockhart	Director	May 1, 2018
Nancy H.O. Lockhart

Signature	Title	Date

/s/ Pablo Marcet	Director	May 1, 2018
Pablo Marcet

/s/ Anthony Munk	Director	May 1, 2018
Anthony Munk

/s/ J. Robert S. Prichard	Director	May 1, 2018
J. Robert S. Prichard

/s/ Steven J. Shapiro	Director	May 1, 2018
Steven J. Shapiro

/s/ Ernie L. Thrasher	Director	May 1, 2018
Ernie L. Thrasher

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Barrick Gold Corporation in the United States, in the City of Toronto, Province of Ontario, Canada, on May 1, 2018.

BARRICK GOLD OF NORTH AMERICA, INC. (Authorized U.S. Representative)

By:	/s/ Dana Stringer
Name: Dana Stringer
Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description
*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Rick Sims.

*23.3	Consent of Steven Haggarty.

*23.4	Consent of Patrick Garretson.

*23.5	Consent of Robert Krcmarov.

*24	Powers of Attorney (included as part of the signature pages).

*99.1	Barrick Share Purchase Plan.

*	Filed herewith